OLD MUTUAL INSURANCE SERIES FUND

CONSIDERATION OF PURCHASE IN-KIND PROCEDURES

Proposed Resolutions:

         RESOLVED, that the Procedures for
Exchanging Fund Shares for Eligible
Securities of Old Mutual Insurance
Series Fund are hereby approved in the
form presented at this meeting; and
         FURTHER RESOLVED, that the that
the proper officers of the Trusts are
hereby authorized to take any and all
such further actions and execute and
deliver any and all such further
documents and instruments as they may
determine to be necessary and advisable
in order to carry out the intent and
accomplish the purposes of the foregoing resolution.